Exhibit 10.1

March 11, 2020

Carol Tomé
100 Galleria Parkway
Suite 1440
Atlanta, GA 30339

Dear Carol,

Since the earliest days of UPS, nearly 113 years ago, we’ve regarded our management team as partners. Our company’s founder, Jim Casey, established a culture where we share ownership in the company, a responsibility to help one another and our communities, and a commitment to integrity and the values of UPS.

We are proud to offer you the opportunity to join our partnership. On behalf of UPS, I am pleased to formally extend to you the offer to serve as our Chief Executive Officer. Your talents and experience should enable you to make valuable contributions to UPS and I am confident that you will find the opportunity rewarding and challenging.

This Offer Letter confirms the key terms of our offer of employment.

Compensation

•Your initial base salary will be $104,167 per month ($1,250,000 annually). Merit increases will follow UPS annual merit guidance and take effect with April payroll. Your start date will be June 1, 2020 and you will be eligible for your first merit increase in 2021. Your principal place of employment with UPS will be at the company’s corporate headquarters in Atlanta, Georgia. As the Chief Executive Officer, you will report directly to the Board of Directors of UPS (the “Board”).

•You will be eligible to participate each year of your employment in the UPS Management Incentive Program (MIP) in accordance with the terms of the MIP then in effect. The target value of your annual MIP Performance Incentive award will be 165% of your annualized base salary. The actual award will be determined by multiplying your target award value by a factor that is determined based upon company performance against annually defined measures, as well as by an individual performance factor that is determined by the Board.

•Currently, any earned MIP Performance Incentive award is paid one-third in electable cash and two-thirds in restricted performance units (“RPUs”) granted pursuant to the applicable UPS incentive compensation plan. MIP RPUs vest after one year and are paid in unrestricted (for purposes of this Offer Letter, “unrestricted” means freely transferable with no holding period or other restrictions on the shares, subject to UPS’s Insider Trading Compliance Program Guidelines and applicable securities laws), fully vested UPS Class A common stock (net of applicable tax withholdings). However, your initial MIP award for 2020, pro-rated for the portion of 2020 that you are employed by UPS, will be delivered in March 2021, and paid entirely in unrestricted, fully vested UPS Class A common stock.

Offer of Employment With UPS for Carol Tomé

•As a UPS MIP participant, you will be eligible to receive annually a UPS MIP Ownership Incentive award. Under current program terms, your UPS MIP Ownership Incentive award is 1.25% of the value of your eligible UPS holdings (including outstanding and unvested MIP RPUs) up to a maximum of one month’s base salary and is delivered in conjunction with MIP Performance Incentive awards in March of each year. Like the MIP Performance Incentive award, the UPS Ownership Incentive award is paid one-third in electable cash and two-thirds in RPUs. However, any UPS MIP Ownership Incentive award for 2020, which would be delivered in March 2021, will be paid entirely in unrestricted, fully vested UPS Class A common stock.

•You will be eligible to participate annually in the UPS Long-Term Incentive Performance award program (LTIP) in accordance with the terms of the LTIP then in effect. The LTIP provides for equity grants to senior UPS leaders and is focused on delivering long-term shareholder value. LTIP awards are made in RPUs that vest and convert to UPS Class A common stock three years after grant based on company performance over the period. Your target LTIP award level will be 735% of your annualized base salary. The actual award values will be determined by company performance measured against annually established three-year targets. Current metrics, which are subject to change, are adjusted earnings per share growth and adjusted free cash flow, subject to modification based on total relative shareholder return performance during the three-year performance period. LTIP awards are normally granted annually in March. Your first grant under the LTIP will occur in June 2020 and will be subject to the same performance metrics and vesting terms and schedule as the awards expected to made to the Company’s executive officers on March 26, 2020.

•You will be eligible to receive an annual non-qualified stock option grant pursuant to the applicable UPS incentive compensation plan. Your target stock option award value is 90% of your annualized salary and is generally awarded in February of each year. Your first grant of stock options will occur in June 2020 and will be subject to the same vesting terms and schedule as the awards made to the Company’s executive officers on February 12, 2020. The stock options vest pro-rata over five years, with a ten-year maximum term and are subject to the terms of the incentive compensation plan and an award agreement. The number of options will be determined by dividing the total grant value by the Black-Scholes valuation of the options determined as of the date of grant.

•You will be eligible for participation in the UPS Deferred Compensation Plan. This plan allows deferral of a portion of your salary as well as the electable cash portion of UPS MIP awards in accordance with the limitations set forth in the terms and conditions of the plan.

•You will be eligible to participate in UPS’s defined contribution retirement program, subject to the terms and conditions thereof then in effect. As presently structured, the program provides:
◦A 50% company match on your contributions up to 6% of eligible compensation; and
◦A service-based UPS Retirement Contribution which begins as 5% of eligible compensation, increasing after five years of service, and is fully vested after three years of service.

•You will be eligible for personal financial counseling services and tax return preparation reimbursement, within the limits established by UPS. The current annual limit for personal financial counseling and tax preparation services is $15,000.

Benefits

•You will be eligible to participate in the UPS Flexible Benefits Plan in accordance with the terms and conditions thereof, including the following benefits:
◦Healthcare (multiple plan options)
◦Dental
◦Vision Care
◦AD&D Coverage
◦Life Insurance (self, spouse, children)
◦Critical Illness Insurance
◦Healthcare Spending Account
◦Child/Elder Care Spending Account

Offer of Employment With UPS for Carol Tomé

Information on the UPS Flexible Benefits Plan and enrollment will be provided separately to you.

•You will be eligible for 30 vacation days and 5 personal days per annum.

Additional Terms

•You will be an “at-will” employee, which means either you or the Board may terminate your employment at any time and for any reason.

•For purposes of the MIP, the LTIP, your awards of stock options and any awards under the Company’s 2018 Omnibus Incentive Compensation Plan (or a successor plan), the Compensation Committee of the Board will treat your prior service on the Board as service as an employee in determining your eligibility for “Retirement” treatment thereunder.

•Your employment is contingent upon your signing the attached UPS Protective Covenant Agreement. This agreement protects the company’s intellectual property, talent and competitive advantages while also meeting stockholder expectations governing executive compensation. You are encouraged to read this agreement carefully and make sure that you understand its terms. In summary, the restrictions set forth in the Agreement include:
◦A prohibition on disclosure of the company’s confidential information;
◦A non-compete provision covering all domestic and worldwide geographic areas in which UPS does business in the transportation and logistics industries; and
◦A prohibition on recruiting or soliciting company employees and customers.

•Your signature below acknowledges and confirms that: (i) your execution, delivery and performance of this Offer Letter does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, and (ii) you are not a party to or bound by any employment agreement, non-competition or non-solicitation agreement or confidentiality agreement or any other similar agreement with any other person or entity besides UPS. This Offer Letter, once executed and delivered by the parties hereto, will be a legally binding document (without the requirement of further ratification).

•UPS employee benefit and incentive compensation plan and other program terms are referenced in this offer letter, e.g. 2018 UPS Omnibus Incentive Compensation Plan, UPS Flexible Benefits Plan, UPS Savings Plan. If there are any inconsistencies between this letter and the official terms and condition in the plan documents, the plan documents control.

•We anticipate your start date as CEO to be June 1, 2020, at which time you will no longer be eligible to receive any compensation as a director.

I look forward to working with you and expect you will find your partnership with UPS to be a rewarding and exciting experience. If you have any questions, please feel free to contact me.

Sincerely,

/s/ William R. Johnson

William R. Johnson
UPS Lead Independent Director

Offer of Employment With UPS for Carol Tomé

Acceptance

I have read the offer of at-will employment UPS has presented to me in this Offer Letter. I understand and agree that if I choose to accept UPS’s offer that my employment at UPS is and will remain “at-will” and that both UPS and I will have the right to terminate the employment relationship at any time and for any reason without prior notice. I also understand and agree that neither company policy, practice nor employee statements to me can alter the at-will status of my employment. My status as an at-will employee may be modified only by a written employment agreement so specifying and signed by an officer of UPS.

ACCEPTED BY:

/s/ Carol B. Tomé
_____________________________________
(Signature)

March 11, 2020
_____________________________________
(Date)

Carol B. Tomé
_____________________________________
(Print Name)

Offer of Employment With UPS for Carol Tomé